UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2026

Commission File Number: 001-38091

NATIONAL ENERGY SERVICES REUNITED CORP.

(Exact name of registrant as specified in its charter)

British Virgin Islands	82-4881231
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Post Oak Blvd., Suite 730, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

+1 (832) 925-3777

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, no par value per share	NESR	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 29, 2026, National Energy Services Reunited Corp. (“NESR” or the “Company”), together with certain of its subsidiaries, satisfied the conditions precedent and utilization request timeframe to the effectiveness of a new Term and Revolving Facilities Agreement (the “2026 Secured Facilities Agreement”) with a syndicate of financial institutions to refinance its existing secured credit facilities and provide financing for its ongoing operations and working capital requirements. At inception, the 2026 Secured Facilities Agreement consisted of approximately $298.1 million in term loan facilities (the “Secured Term Loans”), a $5.0 million revolving credit facility (the “Secured Revolving Credit Facility”), and approximately $444.0 million in uncommitted working capital facilities (the “Working Capital Facilities”), for total facilities of approximately $747.1 million. The Secured Term Loans are repayable in scheduled installments over the 36-month term of the agreement, in accordance with the repayment percentages specified in the agreement, with any remaining outstanding principal due at maturity in October 2029, while borrowings under the Secured Revolving Credit Facility are repayable at the end of their respective interest periods and may be redrawn subject to the terms of the agreement. The 2026 Secured Facilities Agreement includes an uncommitted accordion feature allowing the Company to request an increase in total facility capacity by up to an additional $152.9 million, subject to lender approval.

Borrowings under the Secured Term Loans bear interest based on the applicable benchmark rate, including the secured overnight financing rate (“SOFR”) for U.S. dollar-denominated borrowings and the Saudi Arabian Interbank Offered Rate (“SAIBOR”) for Saudi Arabian Riyal-denominated borrowings, plus a margin ranging from 2.35% to 2.60% per annum, depending on the Company’s Total Net Debt to EBITDA ratio, as defined in the 2026 Secured Facilities Agreement. Borrowings under the Secured Revolving Credit Facility bear interest based on the applicable benchmark rate plus a margin ranging from 2.55% to 2.80% per annum. The applicable margins are subject to adjustment based on the Company’s leverage ratio and certain sustainability-related performance measures.

The 2026 Secured Facilities Agreement also provides for approximately $444.0 million of uncommitted Working Capital Facilities, comprising facilities denominated in U.S. dollars and Saudi Arabian Riyals, to support the Company’s working capital requirements, including the issuance of letters of guarantee, letters of credit and other permitted working capital instruments. The availability of these facilities is subject to the discretion of the respective lenders. Borrowings under the Working Capital Facilities generally bear interest at the applicable benchmark rate plus a margin of 1.45% per annum, subject to applicable sustainability-related adjustments.

The 2026 Secured Facilities Agreement contains customary affirmative and negative covenants, including restrictions on additional indebtedness, liens, acquisitions, disposals and distributions to shareholders. The agreement requires the Company to maintain a maximum leverage ratio (Total Net Debt / EBITDA) of 2.00, a minimum debt service coverage ratio (Cash Flow / Debt Service) greater than 1.25, and a minimum interest coverage ratio (EBITDA / Net Finance Charges) of 4.00. These financial covenants are tested quarterly on a rolling twelve-month basis. The agreement also restricts dividend payments and other distributions to shareholders unless the Company satisfies the applicable financial covenants on a pro forma basis and no Event of Default is continuing, or the distribution is otherwise permitted under the agreement.

Certain of the lenders under the 2026 Secured Facilities Agreement and their affiliates have in the past provided, and may from time to time in the future provide, loans to the Company and its subsidiaries. They have received, and may receive in the future, customary fees for these transactions.

The foregoing description of the 2026 Secured Facilities Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entering into the 2026 Secured Facilities Agreement, the Company terminated the 2021 Secured Facilities Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1*	2026 Secured Facilities Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but a copy will be furnished supplementally to the SEC upon request. Certain other identified information has been omitted because it is both not material and is the type that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL ENERGY SERVICES REUNITED CORP.

Date: November 4, 2026	By:	/s/ Stefan Angeli
	Name:	Stefan Angeli
	Title:	Chief Financial Officer